Exhibit 99.1

Contacts:	Media	Investor Relations

	Donna Sitkiewicz	Chris Jakubik
	847-646-4538	847-646-5494
	Donna.Sitkiewicz@kraft.com	Chris.Jakubik@kraft.com

Kraft Recommends Rejection of Mini-Tender Offer by TRC Capital Corporation

NORTHFIELD, Ill., April 23, 2007 — Kraft Foods Inc. (NYSE: KFT) has been notified of an unsolicited “mini-tender offer” by TRC Capital Corporation of Toronto (TRC) for TRC to purchase in cash up to three million shares, or less than 0.2% percent of the outstanding Kraft common stock, at a price of $31.00 per share. TRC’s offer price of $31.00 per share represents a 6.3% discount to the April 20, 2007 closing price of $33.09 per share on the New York Stock Exchange (NYSE). Kraft does not endorse TRC’s unsolicited mini-tender offer and recommends that stockholders not tender their shares in response to this mini-tender offer. Kraft is not in any way associated with TRC, this mini-tender offer or the offer documentation.

Mini-tender offers, such as this one by TRC, do not give investors the same level of protection afforded by larger tender offers.  For example, in making this offer, TRC is not required to file disclosure and other offer documents with the Securities and Exchange Commission (SEC) or adhere to additional procedures mandated by U.S. securities laws.

Kraft urges investors to:

•              Obtain current market quotes for their shares of common stock,

•              Consult with their financial advisors, and

•              Exercise caution with respect to TRC’s offer.

The SEC has issued “Investor Tips” on mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”. The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.

Kraft encourages stockbrokers and dealers as well as other market participants to review the SEC’s and the NYSE’s recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27, issued by the NYSE on Sept. 28, 2001, which can be found under the “NYSE Regulation — Information Memos” tab at www.nyse.com.

About Kraft Foods

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies with annual revenues of more than $34 billion.  For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates.  Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes.  The company also is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index.  For more information, visit the company’s website at www.kraft.com.

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